UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 27, 2023

OHIO VALLEY BANC CORP.
(Exact Name of Registrant as Specified in Its Charter)

000-20914
(Commission File Number)

Ohio	31-1359191
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

420 THIRD AVENUE, PO BOX 240
GALLIPOLIS, Ohio 45631
(Address of principal executive offices, including zip code)

(740) 446-2631
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	OVBC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2023, of $3,908,000, a decrease of $217,000, or 5.3%, from the same period the prior year. Earnings per share for the first quarter of 2023 were $.82, compared to $.87 for the first quarter of 2022. Return on average assets and return on average equity were 1.28% and 11.85%, respectively, for the first quarter of 2023, versus 1.34% and 11.78%, respectively, for the same period the prior year.

Ohio Valley Banc Corp. President and CEO, Larry Miller stated, “Managing through and overcoming challenges has been something our company has been successfully doing for over 150 years now. The recent failure of two high profile banks, one on each coast, is a good reminder that we need to stay humble and remember the basic principles of banking in terms of diversification as well as maintaining a proper, balanced approach. Given the challenging environment in which we operate, I am particularly pleased with our first quarter results.”

For the first quarter of 2023, net interest income increased $1,732,000 from the first quarter of 2022. Contributing to the increase in net interest income was the increase in the net interest margin. In relation to the significant increase in market interest rates based on actions taken by the Federal Reserve, the net interest margin has responded positively due to the yield on earning assets increasing more than the cost of interest-bearing liabilities. For the quarter ended March 31, 2023, the net interest margin was 4.21%, compared to 3.51% for the same period the prior year. The net interest margin also benefited from the higher relative balances maintained in loans, as opposed to the Federal Reserve, which generally yields less than loans. The average balance of loans for the first quarter of 2023 was $897 million, an increase of $79 million from the first quarter of 2022. For the same period, the average balances maintained at the Federal Reserve decreased $92 million.

For the three months ended March 31, 2023, the provision for credit loss expense was $489,000, an increase of $1,615,000 from the first quarter of 2022. The provision for credit loss expense for the first quarter of 2023 was primarily related to quarterly net charge-offs of $290,000 and to the general reserves associated with the $21 million increase in total loans since December 31, 2022. The increase in provision for credit loss expense from the first quarter of 2022 was related to the negative provision expense recognized in that quarter due to lower criticized and classified loans and the partial release of the COVID reserve for the pandemic environment. The allowance for credit losses was .84% of total loans at March 31, 2023, compared to .60% at December 31, 2022 and .65% at March 31, 2022. The increase in the allowance for credit losses at March 31, 2023 was related to the Company adopting the new accounting guidance for measuring the credit losses on financial instruments or Accounting Standards Update (ASU) No. 2016-13. Under this guidance, the Company established a Current Expected Credit Losses (CECL) model to estimate future credit losses, which replaced the former incurred loss methodology. Upon adoption of CECL, the Company increased the allowance for credit losses by $2,162,000. In addition, a reserve for unfunded commitments and held-to-maturity securities was established totaling $631,000 and $3,000, respectively.

Noninterest income totaled $3,767,000 for the first quarter of 2023, an increase of $47,000 from the same period last year. For the first quarter of 2023, other noninterest income increased $263,000 from the first quarter of 2022. The increase was largely related to commissions earned by Race Day Mortgage for mortgage application referrals. This was partially offset by a $188,000 decrease in mortgage banking income from selling loans to the secondary market. With elevated mortgage rates, mortgage customers are selecting in-house mortgage products instead of long-term fixed rate products that are sold to the secondary market.

Noninterest expense totaled $10,272,000 for the first quarter of 2023, an increase of $484,000, or 4.9%, from the same period last year. The Company’s largest noninterest expense, salaries and employee benefits, increased $314,000, or 5.6%, from the first quarter of 2022. The increase was primarily related to annual merit increases. Further contributing to higher noninterest expense was software expense. For the three months ended March 31, 2023, software expense increased $59,000 from the same period last year. Also contributing to higher noninterest expense for the first quarter of 2023 was a $56,000 increase in FDIC insurance premiums and a $48,000 increase in data processing expense, as compared to the same period last year.

The Company’s total assets at March 31, 2023 were $1.266 billion, an increase of $55 million from December 31, 2022. The increase in assets was related to a $43 million increase in balances maintained at the Federal Reserve and to a $21 million increase in loans. The increase in Federal Reserve balances was related to the growth in deposits exceeding the growth in loans. At March 31, 2023, total deposits increased $54 million from year end 2022, which occurred primarily within time deposits. Total shareholders’ equity increased $2.5 million from year end 2022. The growth in shareholders’ equity was impacted by the adoption of CECL, which required a $2.2 million charge to retained earnings.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns The Ohio Valley Bank Company, with 17 offices in Ohio and West Virginia; Loan Central, Inc. with six consumer finance offices in Ohio; and Race Day Mortgage, Inc., an online consumer direct mortgage company. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) impacts from the coronavirus (COVID-19) pandemic on our business, operations, customers and capital position; (ii) the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis; (iii) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (iv) competitive pressures;  (v) fluctuations in interest rates; (vi) the level of defaults and prepayment on loans made by the Company; (vii) unanticipated litigation, claims, or assessments; (viii) fluctuations in the cost of obtaining funds to make loans; (ix) regulatory changes; and (x) other factors that may be described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2023	2022
PER SHARE DATA
Earnings per share	$0.82	$0.87
Dividends per share	$0.21	$0.21
Book value per share	$28.80	$28.63
Dividend payout ratio (a)	25.64%	24.20%
Weighted average shares outstanding	4,773,461	4,761,072

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$193	$154
Dividends reinvested under
dividend reinvestment plan (c)	$510	$515

PERFORMANCE RATIOS
Return on average equity	11.85%	11.78%
Return on average assets	1.28%	1.34%
Net interest margin (d)	4.21%	3.51%
Efficiency ratio (e)	65.70%	70.81%
Average earning assets (in 000's)	$1,141,835	$1,167,366

(a) Total dividends paid as a percentage of net income.
(b) Shares may be purchased from OVBC and on secondary market.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended
(in $000's)	March 31,
	2023	2022
Interest income:
Interest and fees on loans	$12,276	$9,798
Interest and dividends on securities	1,092	805
Interest on interest-bearing deposits with banks	426	54
Total interest income	13,794	10,657
Interest expense:
Deposits	1,832	519
Borrowings	240	148
Total interest expense	2,072	667
Net interest income	11,722	9,990
Provision for (recovery of) credit losses	489	(1,126)
Noninterest income:
Service charges on deposit accounts	611	558
Trust fees	86	81
Income from bank owned life insurance and
annuity assets	207	274
Mortgage banking income	47	235
Electronic refund check/deposit fees	540	540
Debit / credit card interchange income	1,173	1,135
Tax preparation fees	631	688
Other	472	209
Total noninterest income	3,767	3,720
Noninterest expense:
Salaries and employee benefits	5,884	5,570
Occupancy	462	478
Furniture and equipment	298	266
Professional fees	433	489
Marketing expense	241	229
FDIC insurance	138	82
Data processing	720	672
Software	562	503
Foreclosed assets	2	1
Amortization of intangibles	7	10
Other	1,525	1,488
Total noninterest expense	10,272	9,788
Income before income taxes	4,728	5,048
Income taxes	820	923
NET INCOME	$3,908	$4,125

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31,
	2023	2022
ASSETS
Cash and noninterest-bearing deposits with banks	$15,506	$14,330
Interest-bearing deposits with banks	74,342	31,660
Total cash and cash equivalents	89,848	45,990
Certificates of deposit in financial institutions	735	1,862
Securities available for sale	179,753	184,074
Securities held to maturity, net of allowance for credit losses of $3 in 2023 and $0 in 2022;	9,001	9,226
(estimated fair value: 2023 - $8,398; 2022 - $8,460)
Restricted investments in bank stocks	4,093	5,953
Total loans	906,313	885,049
Less: Allowance for credit losses	(7,607)	(5,269)
Net loans	898,706	879,780
Premises and equipment, net	20,488	20,436
Premises and equipment held for sale, net	588	593
Accrued interest receivable	3,225	3,112
Goodwill	7,319	7,319
Other intangible assets, net	23	29
Bank owned life insurance and annuity assets	39,834	39,627
Operating lease right-of-use asset, net	1,246	1,294
Deferred tax assets	6,160	6,266
Other assets	5,446	5,226
Total assets	$1,266,465	$1,210,787

LIABILITIES
Noninterest-bearing deposits	$339,594	$354,413
Interest-bearing deposits	741,601	673,242
Total deposits	1,081,195	1,027,655
Other borrowed funds	17,330	17,945
Subordinated debentures	8,500	8,500
Operating lease liability	1,246	1,294
Allowance for credit losses on off-balance sheet commitments	655	0
Other liabilities	19,994	20,365
Total liabilities	1,128,920	1,075,759

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2023 - 5,470,453 shares issued; 2022 - 5,465,707 shares issued)	5,470	5,465
Additional paid-in capital	51,842	51,722
Retained earnings	110,017	109,320
Accumulated other comprehensive income (loss)	(13,118)	(14,813)
Treasury stock, at cost (693,933 shares)	(16,666)	(16,666)
Total shareholders' equity	137,545	135,028
Total liabilities and shareholders' equity	$1,266,465	$1,210,787

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OHIO VALLEY BANC CORP.
Date:	April 27, 2023	By:	/s/Larry E. Miller
Larry E. Miller President and Chief Executive Officer